SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 24, 2002

AVANIR PHARMACEUTICALS

(Exact Name of Registrant as Specified in Charter)

California (State of Incorporation or Organization)	0-18734 (Commission File Number)	33-0314804 (I.R.S. Employer Identification No.)

11388 Sorrento Valley Road, Suite 200, San Diego, California (Address of Principal Executive Offices)	92121 (Zip Code)

Registrant’s telephone number, including area code: (858) 622-5200

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Item 2. Acquisition or Disposition of Assets.

     On December 24, 2002, Avanir Pharmaceuticals (“Avanir”) sold an undivided interest in its License Agreement, dated as of March 31, 2000 (the “License Agreement”), with SB Pharmco Puerto Rico, Inc. (“SB”) to Drug Royalty USA, Inc. (“DRC”) pursuant to a License Purchase Agreement, dated as of November 22, 2002 (the “Purchase Agreement”). Under the terms of the Purchase Agreement, DRC acquired the rights to all future royalties accruing after September 30, 2002 from the sale of Abreva® for cold sores in the United States and Canada payable under the License Agreement, subject to Avanir’s right to receive 50% of all such royalties payable on sales of Abreva® over $62 million per year. DRC paid Avanir $20.5 million at the closing and agreed to pay an additional $3.6 million upon Avanir’s receipt from the United States Patent and Trademark Office of a grant of patent term extension for U.S. Patent Number 4,874,794. In connection with the sale, Avanir and DRC entered into a security Agreement pursuant to which Avanir granted DRC a security interest in Avanir’s United States and Canadian patents related to the treatment of cold sores.

     Avanir retains all rights to develop and license docosanol 10% cream (or Abreva® as marketed by SB’s parent, GlaxoSmithKline) outside the United States and Canada for the treatment of cold sores. Avanir also retains all rights to develop and license docosanol 10% cream worldwide for all other indications, subject to certain rights of SB in the United States and Canada.

     In recording the sale transaction, Avanir increased cash by $20.4 million (net of transaction costs), reduced accounts payable by $301,000 in connection with the forgiveness of a related advance, and recorded deferred revenue in the amount of $20.7 million. We recorded the initial net proceeds of the transaction as deferred revenue because of our ongoing involvement in earning future revenues. Over the life of the Purchase Agreement, Avanir will amortize the deferred revenue amount to revenue. Amortization will be determined under the units-of-revenue method. Under this method, amortization of the deferred revenue amount for each period will be calculated by multiplying the ratio of the total deferred revenue amount to the total royalty payments expected to be made to the purchaser over the term of the Purchase Agreement, by the royalty payments due to the purchaser for the period. The portion of deferred revenue classified as current liabilities represents the amount Avanir expects to realize as revenue within the next 12 months.

     The following tables set forth the unaudited pro forma effect of the sale transaction on Avanir’s consolidated balance sheet as of September 30, 2002, assuming the transaction had occurred on September 30, 2002, and on the consolidated statement of operations for the fiscal year ended September 30, 2002, assuming the transaction had occurred on October 1, 2001. The unaudited pro forma financial information is subject to a number of estimates, assumptions and other uncertainties, and does not purport to be indicative of the actual financial position or results of operations that would have occurred had the transaction in fact occurred on the dates specified, nor does such financial information purport to be indicative of the results of operations or financial condition that may be achieved in the future. This unaudited pro forma financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and all of the financial statements and notes thereto contained in Avanir’s Annual Report on Form 10-K for the fiscal year ended September 30, 2002.

	Reported		Unaudited
	balances as of		pro forma
	September 30,	Net increase	balances as of
	2002	(decrease)	September 30, 2002

Cash and cash equivalents	$8,630,547	$20,356,018	$28,986,565
Total current assets	$11,346,578	$20,356,018	$31,702,596
Total assets	$20,332,929	$20,356,018	$40,688,947
Accounts payable	$2,705,606	$(300,912)	$2,404,694
Current portion of deferred revenue	—	$2,059,554	$2,059,554
Total current liabilities	$5,428,495	$1,758,642	$7,187,137
Deferred revenue, net of current portion	—	$18,597,376	$18,597,376
Total liabilities	$5,752,259	$20,356,018	$26,108,277
Total shareholders’ equity	$14,059,481	—	$14,059,481

	Reported		Unaudited
	amounts for the		pro forma
	fiscal year ended		amounts for the
	September 30,	Net increase	fiscal year ended
	2002	(decrease)	September 30, 2002

Royalty revenues	$3,426,403	$(1,739,696)	$1,686,707
Total revenues	$8,853,742	$(1,739,696)	$7,114,046
Net loss	$(10,249,512)	$1,739,696	$(11,989,208)
Net loss attributable to common shareholders	$(10,292,798)	$1,739,696	$(12,032,494)
Net loss per share – basic and diluted	$(0.18)	$0.03	$(0.21)
Weighted average number of common shares outstanding – basic and diluted	58,206,969	—	58,206,969

Item 7. Financial Statements and Exhibits.

7(a) Not applicable.

7(b) See Item 2 above.

7(c) Exhibits:

99.1	License Purchase Agreement, dated November 22, 2002, between Avanir Pharmaceuticals and Drug Royalty USA, Inc.
99.2	Security Agreement, dated December 24, 2002, between Avanir Pharmaceuticals and Drug Royalty USA, Inc.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVANIR PHARMACEUTICALS

Date: January 7, 2003	By:	/s/ Gregory P. Hanson Gregory P. Hanson Vice President, Finance and Chief Financial Officer